EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KESSELRING HOLDING CORPORATION

Kesselring Holding Corporation, a corporation organized and ex1stmg under the General

Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

1. The present name of the Corporation is Kesselring Holding Corporation.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State ofthe State of Delaware on Aprill1, 2006.

3. The name under which the Corporation was initially incorporated was Offiine Consulting, Inc.

4. This Amended and Restated Certificate of Incorporation restates and amends in its entirety the Certificate of Incorporation of the Corporation, including a change of the corporate name of the Corporation to Kingfish Holding Corporation.

5. The board of directors of the Corporation (the "Board of Directors") duly approved and adopted this Amended and Restated Certificate of Incorporation through an action by written consent in accordance with Sections 141, 242, and 245 of the Delaware General Corporation Law (the "DGCL") whereby the Board of Directors adopted a resolution setting forth this Amended and Restated Certificate of Incorporation and declaring approval thereof to be advisable.

6. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242, and 245 of the DGCL. As required by Section 228 of the DGCL, the Corporation has given written notice of the amendments reflected herein to all stockholders who did not consent in writing to these amendments.

7. Pursuant to Section 245 of DGCL, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation. This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

8. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is:

"Kingfish Holding Corporation"

SECOND:The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, in the County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

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THIRD: The purpose of this Corporation is to engage in any lawful act, activity, or business for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

FOURTH:. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, having a par value of $0.0001 per share ("Common Stock"), and Twenty Million (20,000,000) shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock").

The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly vested with the authority, subject to limitations prescribed by law and in accordance with the provisions hereof, to provide for the issuance of shares of Preferred Stock in one or more classes or series from time to time and, by filing a certificate of designation pursuant to applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such class or series, to fix the designations, powers, preferences, and rights of the shares of such class or series and any qualifications, limitations, or restrictions thereof, as shall be expressed in the resolution or resolutions adopted by the Board of Directors.

Subject to the limitations and restrictions set forth in the Preferred Stock Designation adopted by the Board of Directors originally fixing the number of shares constituting any series or class, the Board of Directors may increase or decrease the number of shares of any such class or series subsequent to the issue of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the certificate or certificates of designation to originally fixing the number of shares of such class or series.

Except as expressly provided in any Preferred Stock Designation designating any class or series of Preferred Stock pursuant to the foregoing provisions of this Section Fourth, shares of any class or series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased, or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted or exchanged for shares of stock of any other class, classes, or series, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of Preferred Stock to be created by a certificate of designation pursuant to the provisions of this Section Fourth or as part of any other class or series of Preferred Stock.

No holder of any stock of the Corporation of any class now or hereafter authorized, shall, as such holder, be entitled as ofright to purchase or subscribe for any shares of stock ofthe Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

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FIFTH: The Corporation is to have a perpetual existence.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless required by the bylaws of the Corporation ("Bylaws").

SEVENTH:

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed by, or in the manner provided in, the Bylaws.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board ofDirectors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified, or until such director's earlier death, resignation, retirement, disqualification, removal from office or other reason.

C. The Bylaws may set requirements or conditions requmng advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation, which advance notice provisions, if any, shall be given in the manner provided in the Bylaws.

EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the Delaware General Corporation Law (the "DGCL"), the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws. Subject to and in accordance with the DGCL and the rights of any holders of the Preferred Stock, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Stock shall be required to adopt, amend, alter, or repeal and provisions of the Bylaws.

NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights, powers, privileges, and discretionary authority granted or conferred herein upon the stockholders or directors of the Corporation are granted or conferred subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of the law to the contrary which may permit a lesser vote or no vote, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) ofthe voting power of all the then-outstanding shares of Common Stock entitled to vote at an election of directors shall be required to amend, alter, change, or repeal any of the provisions of Sections Seventh, Eighth, or Ninth of this Certificate of Incorporation.

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TENTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Corporation shall indemnify to the fullest extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation, and such indemnification provided for herein shall not be deemed exclusive of any other rights to which those persons indemnified may be entitled under any provisions of the Bylaws, agreement, vote of stockholders of disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

C. Neither any amendment, modification, or repeal of any provision of this Section TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section TENTH, shall adversely affect any right or protection of, or limitation of liability of, a director or otherwise eliminate or reduce the effect of this Section TENTH, in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Section TENTH, would accrue or arise, prior to such amendment, modification, repeal, or adoptions of an inconsistent provision.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 25 day of November, 2014

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